IDEX Corporation 3100 Sanders Road Suite 301 Northbrook, IL 60062 United States www.idexcorp.com Personal and Confidential February 16, 2022 Dear Lisa, We are pleased to offer you the position of Senior Vice President, General Counsel & Corporate Secretary effective February 25, 2022 for IDEX Corporation (IDEX or the Company), based in Northbrook, Illinois, and reporting directly to me. The following terms apply to this offer: • Your annual base salary will be Four Hundred and Five Thousand Dollars and Zero Cents ($405,000.00), payable on a biweekly basis. You will be eligible for a review of your salary with consideration for an increase in March 2023. While we hope that you have a long and mutually beneficial relationship, your employment is considered "at will" and will not be for any fixed term or definite period and may be terminated by you or IDEX at any time. • As of the effective date of this promotion, you will remain eligible for participation in our Management Incentive Compensation Plan (MICP), as established each fiscal year, which provides annual incentive earnings opportunity based on business unit and personal performance. Your MICP target level of incentive compensation will be sixty percent (60%) of your annual base pay. Your 2022 MICP pay-out will be prorated. The actual pay-out under the plan could be more or less than the target level and will depend on IDEX’s performance and your performance. Attached is a copy of the current MICP Compensation Programs Booklet. • You will be eligible to receive a Company car allowance of One Thousand Five Hundred Dollars and Zero Cents ($1,500.00) per month, paid on a bi-weekly basis. • You will be eligible for the full range of benefits, including: the IDEX Defined Contribution Retirement Plan, the IDEX 401(k) Savings Plan, medical and dental coverage, short-term and long- term disability coverage, and life insurance. Summaries of these benefit plans are attached. • You will be eligible to participate in the Executive Medical Physical Program. IDEX has partnered with the Center for Partnership Medicine at Northwestern Memorial Hospital to provide you with the opportunity to have a full medical examination on an annual basis. The cost of the examination will be paid by IDEX. • You will be eligible to enroll in the Executive Long-Term Disability program, which provides additional income in the case of total and permanent disability. This program is fully paid by IDEX. You will be issued an individual policy that provides several additional benefits above and beyond the Group LTD plan that is in place for employees.

IDEX Corporation 3100 Sanders Road Suite 301 Northbrook, IL 60062 United States www.idexcorp.com • Based upon your position, you remain eligible to participate in the IDEX Corporation Supplemental Executive Retirement and Deferred Compensation Plan. The purpose of the plan is to provide non- qualified retirement compensation benefits above IRS limits and to provide participants with the ability to defer other amounts of compensation. You will now be eligible for the Supplemental Retirement Contribution portion of the SERP. • Subject to approval from our Board of Directors, you will be eligible for equity grants beginning with the 2022 annual grant in the form of a combination of performance stock units and stock options under the IDEX Incentive Award Plan (lAP) at our annual grant as established each fiscal year. The grant value for your position is currently targeted at Five Hundred Thousand Dollars and Zero Cents ($500,000.00). Your actual award in any year is dependent upon current program design and your performance. This plan is designed to provide an incentive and reward to key employees who are in a position to make substantial contributions to the success of IDEX. • The initial price at which the option awards are granted will be the closing price of IDEX common stock on the grant date. Your options may be exercised after they become vested, and for a period of up to ten years from the date they were awarded. Currently, options vest at the rate of 25% per year. • In the event of a "Change in Control", as defined in the Amended and Restated IDEX Corporation Supplemental Executive Retirement Plan, that results in your termination from service within twenty-four (24) months of the Change in Control, the Company shall be obligated to pay your base salary at the rate then in effect and your then current target annual bonus (MICP or equivalent pay) for a minimum of twenty-four (24) months following the date of termination (for a total payment of two (2) times both base salary and target annual bonus). This payment shall not be applicable in the event of your voluntary termination. • If, in the future, your employment with IDEX is terminated without cause ("cause" defined as willful misconduct or fraudulent behavior), IDEX will pay you twelve (12) months base salary at the then current monthly base rate plus your targeted annual incentive bonus in exchange for you signing, and not revoking, an IDEX-standard Severance & General Release Agreement. These payments are subject to tax withholdings and deductions. Such benefit will not be applicable in the event of your voluntary termination. Please indicate your acceptance of this offer by signing on the line provided below and return a signed copy to me.

IDEX Corporation 3100 Sanders Road Suite 301 Northbrook, IL 60062 United States www.idexcorp.com Lisa, we have discussed the importance of this role to IDEX. We are confident that your leadership skills and experience can make a significant contribution to the continued success of IDEX, and that this position will be a positive professional step for you. Sincerely, Eric D. Ashleman Chief Executive Officer and President ************************************************************************************************************************ Acceptance of Employment Offer Date Lisa M. Anderson Attachments: • MICP Compensation Programs Booklet • SERP Overview Booklet 2/16/22